UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.____)

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CASTLE BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 12, 2023, Castle Biosciences, Inc. (“Castle”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2023 Annual Meeting of Stockholders to be held on May 25, 2023 (the “Annual Meeting”). On May 15, 2023, Castle issued the below letter to its stockholders.
THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
* * * * *
Date: May 15, 2023
Dear Fellow Stockholders:
As independent directors and the Board chair and the Compensation Committee chair of Castle Biosciences, Inc. (“Castle”), we are writing to you today to ask for your support by voting in accordance with the recommendations adopted by the Board of Directors of Castle (the “Board”) on all proposals included in the Proxy Statement for our May 25, 2023 Annual Meeting of Stockholders (the “Proxy Statement”). Specifically, we are asking for you to vote “FOR” the Election of Directors (Proposal 1) and the Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”) (Proposal 3). We also encourage you to read the section titled “Information Regarding the Board of Directors and Corporate Governance” beginning on page 13 of the Proxy Statement and our Compensation Discussion and Analysis (“CD&A”) beginning on page 34 of the Proxy Statement.
Say-on-Pay
You may have seen the proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL” and collectively with ISS, the “Proxy Firms”) are recommending that stockholders vote “AGAINST” our Say-on-Pay proposal. We are providing this supplement to provide additional information and clarification relative to the concerns raised by the Proxy Firms.
Castle’s executive compensation is designed to promote long-term, sustainable value creation by aligning Castle’s executive compensation programs with Castle’s performance and the interests of our stockholders. To achieve this focus, the Compensation Committee of our Board (the “Compensation Committee”), in consultation with its independent compensation consultant, carefully designed our executive compensation program to emphasize variable cash and equity compensation that is dependent on short and long-term performance metrics. The Compensation Committee believes our executive compensation program is well suited for Castle at this point in our level of maturity as a public company. We believe the Proxy Firms’ standardized voting policies and “say-on-pay” analyses assess our program through the lens of a much more mature company than we currently are and on the basis of peer groups that do not truly reflect Castle’s market peers. Therefore, we believe the Proxy Firms’ “AGAINST” recommendations on Proposal 3 are unwarranted.
We Conducted Robust Stockholder Outreach, Responded to Feedback and Made Significant Program Enhancements
The Compensation Committee takes the Say-on-Pay results very seriously and carefully considers feedback of our stockholders. Following a disappointing Say-on-Pay vote at our 2022 Annual Meeting of Stockholders, we, along with certain members of Castle’s management team, proactively conducted a robust outreach program to solicit feedback and to better understand our investors’ perspectives on environmental, social and governance topics and in particular, executive compensation. After considering stockholder feedback, as well as input from management and the Compensation Committee’s independent compensation consultant, the Compensation Committee approved significant changes to Castle’s executive compensation program that were implemented in late 2022 and early 2023. While you can find detailed information on pages 2 and 36-37 of the Proxy Statement, a few highlights of our efforts and key actions taken in response include:
•incorporation of performance-vesting equity awards into our long-term equity incentive executive program for the first time (representing 50% of our CEO’s total equity award value for 2022);
•adoption of a clawback policy and stock ownership guidelines; and
•a refreshed proxy statement and substantially enhanced disclosures, including voluntary inclusion of a CD&A, which goes beyond the requirements applicable to Castle as a smaller-reporting company, to provide for greater clarity and transparency to enable stockholders to better assess our overall compensation program and the Compensation Committee’s decision-making process.
These changes are described in more detail in the Proxy Statement. As evidenced by the changes we implemented in 2022 and 2023, which incorporated stockholder input, we are committed to further refining the program based on feedback from our extensive and continuing stockholder engagements.

Pay is Designed to Align with Performance
The Proxy Firms base their recommendation on what they perceive is a disconnect between pay and performance. We believe this analysis is flawed and that compensation received by our CEO and our other named executive officers (“NEOs”) in respect of 2022 is aligned with our performance.
•Under our 2022 executive compensation program, 51% of the CEO’s and 29% of each other NEO’s total compensation reported in the Summary Compensation Table (“reported compensation”) consisted of performance-based cash bonuses and performance-vesting stock units (“PSUs”) that deliver compensation only if we meet specific performance goals. Additionally considering restricted stock units (“RSUs”) whose value is directly dependent on our stock price, 91% of the CEO’s and 81% of the average of our other NEO’s total reported compensation is “at risk” with value dependent on our future performance against measurable goals and/or stock price. We believe this structure strongly aligns our NEO’s short- and long-term interests with of those of our stockholders.
•Our CEO’s 2022 total reported compensation increased 15% for 2022 primarily as a result of an increase in the reported grant date value of long-term equity awards whose value is entirely dependent on our future performance. The Proxy Firms’ focus on our increase in reported compensation from 2021 (when we granted solely time-vesting equity) and comparison to the “median” reported pay of their constructed peer group fails to take into account the structure and terms of our performance-based compensation. Our reported compensation reflects the accounting value assigned to PSUs and RSUs as of their grant dates. However, for PSUs, this accounting value has more downside risk than an equivalent grant of RSUs, because the PSUs will not be earned if the performance goal is not achieved and this downside risk is not reflected in the reported compensation. Additionally, reported compensation is not equivalent across companies; companies who grant equity awards that can be earned based solely on time-vesting have a much lower pay risk for the executive than equity that vests based on performance goals.
•As a result of our heavy emphasis on ‘at risk’ and performance-based pay, our CEO’s realizable compensation, which reflects the impact of stock price on compensation over the course of the year, was significantly less than reported pay. As measured by the SEC’s new “compensation actually paid” metric, compensation paid to our CEO in 2022 was $3,081,353, nearly 60% less than reported pay of $7,552,577, as reflected starting on page 58 in our Proxy Statement.
•The peer groups constructed by the Proxy Firms to compare to our reported pay and performance do not align with the peer group our Compensation Committee selected as appropriate for informing our compensation decisions. As further described in our Proxy Statement on pages 39 to 41, the Compensation Committee, with the assistance of our independent compensation consultant, developed our peer group based on specific industry, company revenues, revenue growth rate and market value. The Compensation Committee believes that our peer group represents companies in our broad labor market for talent, while maintaining comparability with sufficient group size to avoid distortions from a single company and ensuring sufficient and credible data.
Our Annual Performance-Based Cash Bonuses Are Based on Key Performance Metrics that Drive Long-Term Growth
The Compensation Committee selected the corporate performance goals and incentive structure of our annual performance-based cash bonus program in order to measure a variety of key drivers of Castle’s performance that it expects to contribute to Castle’s long-term growth. We appreciate that ISS noted that we increased our disclosure of these annual incentive metrics and performance targets in our Proxy Statement; however, GL expressed concerns with the structure of our program and our emphasis on revenue. Annual revenue received the greatest weight among the multiple performance metrics used in our annual performance-based cash bonus program because the Compensation Committee believed that our annual revenue for 2022 represented the most important of these metrics due to its importance to our financial results and its use by investors in understanding our business. Revenue also represents a culmination of our efforts across multiple initiatives, including the effectiveness of our sales and marketing efforts and achieving reimbursement milestones. The Compensation Committee used a sliding scale of revenue performance rather than a fixed threshold in order to better align the actual bonus payouts to the actual level of revenues, given the wide range of possible results. All points on this scale represented an increase in revenue performance from the prior year, with target revenue representing a 22.2% increase in performance compared to the prior year.
We achieved strong year-over-year growth in revenue, with a full-year 2022 revenue of $137 million, reflecting an increase of 46% over 2021 and significantly exceeding our revenue target. Combined with our achievements in the other performance metrics, we achieved 137.5% of our performance goals and each of our NEOs received bonus payments based on these goals (and for our NEOs other than our CEO, considering individual performance).

Our New PSUs Tie Pay Opportunities to a Multi-Year Revenue Goal and our Future Stock Price
Based on a combination of stockholder feedback, our peer group practice and the maturity of Castle, the Compensation Committee approved the grant of PSUs to our executives in December 2022 that vest based on achievement of a multi-year cumulative revenue target covering the years ending December 31, 2023 and 2024. Both Proxy Firms appreciated our introduction of PSUs however they questioned our choice of the same metric used in our annual bonus plan, our two-year performance period and wanted us to disclose the target level of our future revenue goal. As this was our first grant of PSUs to date, the Compensation Committee was extremely thoughtful in developing the program that they believed would be most effective at motivating and rewarding our executives for measurable performance that aligns with our stockholders’ interests. The Compensation Committee considered both a two-year cumulative performance period and three-year cumulative performance period, but ultimately decided upon a two-year period for its first grant of PSUs. In deciding upon a two-year period, the Compensation Committee considered practices of other peer group companies, Castle’s historical revenue growth, management’s projections of future growth, risks and uncertainties that could affect future revenues and that this award represented the Compensation Committee’s first grant of PSUs to date.
The Compensation Committee also considered that annual revenue is also a component of the annual cash incentive bonus plan and determined that given the importance of revenue and that it represents a culmination of our efforts across multiple initiatives, including the effectiveness of our sales and marketing efforts and achieving reimbursement milestones, it was appropriate to use revenue for the PSU performance metric. The Compensation Committee set the cumulative two-year revenue target at the amount if felt would require significant effort to achieve given our expectations and a level that reflected a substantial increase to historical revenue. We are not disclosing this future target because we believe this disclosure would provide competitors with insight into our operations that could be harmful to use; however, we plan to disclose this target and our actual achievement in our CD&A following the end of the performance period.
Election of Directors
We appreciate that GL is recommending stockholders vote “FOR” the election of all of our director nominees and that ISS is recommending stockholders vote “FOR” the election of Tiffany P. Olson. However, ISS is recommending stockholders “WITHHOLD” votes for the election of Miles D. Harrison and Ellen Goldberg as members of our Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”) because of Castle’s staggered (or classified) board, supermajority vote provisions and board diversity concerns.
We strongly disagree with the ISS recommendation to withhold your vote on the election of Ms. Goldberg and Mr. Harrison. These directors are diligent, engaged and their combined experience is a great asset to the Board and to Castle’s stockholders. The Nominating and Governance Committee is very engaged in overseeing Castle’s governance practices and policies in alignment with our philosophies. Castle provides extensive disclosure about the Nominating and Governance Committee’s robust oversight and involvement into our practices in our Proxy Statement.
Board Structure and Supermajority Vote Requirements
The Board believes there is no single approach to corporate governance that is appropriate for all companies, and the key consideration in determining whether to implement a particular governance practice is whether that practice promotes the interests of stockholders, taking into account a company’s specific circumstances. According to recent publicly available documents of Castle’s 2023 peer group companies (as disclosed on page 41 of our Proxy Statement), 88% of these peers also currently have classified board structures and 88% of these peers also currently have supermajority voting provisions for the amendment of their bylaws and certain provisions of their certificates of incorporation. The Board has reviewed the rationale for its current classified structure and supermajority vote requirements and continues to believe that these are the appropriate structures and protections for Castle at this time and are in the best interest of our stockholders for the reasons set forth below:
Long-Term Focus. The Board believes that a classified board encourages directors to look to the long-term best interest of Castle and our stockholders by strengthening the independence of non-employee directors against the often short-term focus of certain stockholders and special interests.
Continuity of Board Leadership. A classified board allows for a greater amount of stability and continuity, providing institutional perspective and knowledge both to management and other directors in a time of rapid growth. In addition, the development and commercialization of diagnostics is complex and requires significant expertise. By its very nature, a classified board ensures that at any given time there will be experienced directors serving on our Board who are fully immersed in and knowledgeable about our highly technical business, including our relationships with our current and potential strategic partners, as well as the competition, opportunities, risks and challenges that exist in the industry. Each year the Nominating and Corporate Governance Committee reviews the qualifications and performance of the directors prior to nominating them for re-election. We believe the benefit of a classified board to Castle and our stockholders comes not from continuity alone—but rather from the continuity of highly qualified, engaged and knowledgeable directors focused on long-term stockholder interests.

Unsolicited Takeover Protection. A classified board and supermajority vote requirements can reduce vulnerability to potential abusive takeover tactics by encouraging persons seeking control of Castle to negotiate with the Board, thereby strengthening the Board’s ability to negotiate effectively on behalf of all stockholders. Because less than a majority of directors stand for election at each annual meeting under a classified board structure, a hostile bidder could not simply replace a majority of the Board at a single annual meeting with directors aligned with the hostile bidder’s own interests. Rather, in the interests of fairness to stockholders as a whole, having a classified board and supermajority vote requirements encourages the hostile bidder to negotiate directly with the Board on a potential transaction. Supermajority vote provisions are also designed to protect all of Castle’s stockholders against self-interested actions by one or a few large stockholders. A simple majority vote would eliminate these protections.
We will continue to assess our Board’s structure and stockholder protection measures, consider stockholder feedback and make changes when appropriate.
Board Diversity
Our Board considers diversity, including gender and ethnic diversity, as adding to the overall mix of perspectives of our Board as a whole. With the assistance of the Nominating and Governance Committee, our Board regularly reviews trends in board composition, including on director diversity.
ISS bases its “WITHOLD” recommendation for Ms. Goldberg and Mr. Harrison in accordance with its United States proxy voting standards for companies in the Russell 3000 or S&P 1500 indices, to generally recommend a vote against or withhold from the chair of the nominating committee (or other directors on a case-by-case basis) where the board has no apparent racially or ethnically diverse members.
Our Board values diversity and is committed to seeking highly qualified board candidates with a diversity of gender, race and ethnicity. Over the past two years, we have added three new directors, all of whom are women (Ellen Goldberg, Tiffany Olson and Kimberlee S. Caple) resulting in 50% of our Board members being female. We will continue to focus on diversity as part of our Board refreshment process, including racial and ethnic diversity, building on our recent progress with increasing gender diversity.
We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations. Our 2023 Proxy Statement, this supplemental proxy material and our 2022 Annual Report, are available at https://ir.castlebiosciences.com/resources/annual-meeting/default.aspx.

Daniel M. Bradbury

Castle Biosciences, Board Chair

Miles D. Harrison

Castle Biosciences, Compensation Committee Chair